UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                             FORM 15

CERTIFICATION  AND  NOTICE OF TERMINATION OF  REGISTRATION  UNDER
SECTION  12(g)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934   OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                 Commission File Number:  0-12358

                     CCB FINANCIAL CORPORATION
     (Exact name of Registrant as specified in its charter)

                       111 Corcoran Street
                  Durham, North Carolina 27702
                           (919) 683-7777
       (Address, including zip code, and telephone number of Registrant's principal executive offices)

                      Common Stock with an
  attached Series A Junior Participating Preferred Stock right
    (Title of each class of securities covered by this Form)

                              None
            (Title of all other classes of stock for
        which a duty to file reports under Section 13(a)
                       and 15(d) remains)

       Please place an X in the box[es] to designate the appropriate rule provision[s] relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i) [ X ]     Rule 12h-3(b)(1)(i)[   ]
 Rule 12g-4(a)(1)(ii)[   ]     Rule 12h-3(b)(1)(ii)    [   ]
 Rule 12g-4(a)(2)(i) [   ]     Rule 12h-3(b)(2)(i)[   ]
 Rule 12g-4(a)(2)(ii)[   ]     Rule 12h-3(b)(2)(ii)    [   ]
                               Rule 15d-6         [   ]

       Approximate  number  of  holders  of  record  as  of   the
certification or notice date:  9,750

      Pursuant to the requirements of the Securities Exchange Act
of    1934,   CCB   Financial   Corporation   has   caused   this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.

     Date:  July 3, 2000

                              /s/  ERNEST C. ROESSLER
                                   Ernest C. Roessler
                                   Chairman, President and Chief
                                   Executive Officer